EXHIBIT 16.1

April 8, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Commissioners:

We have read the statements made by Salon Media Group, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of Salon Media Group, Inc. dated April 8, 2019. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ BPM LLP

BPM LLP

San Francisco, California